Exhibit 10.37

DTZ JERSEY HOLDINGS LIMITED

RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), is entered into as of May 8, 2015 (the “Grant Date”), by and between DTZ Jersey Holdings Limited, company number 11647, registered office – 8th Floor Union House Union Street St. Helier Jersey JEZ 3RF (the “Company”), and Brett White, an independent contractor, employee and/or director of the Company or one or more of its subsidiaries (“Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant of a special equity award in the form of restricted stock units (the “RSUs”) to be settled in limited liability shares of the Company (the “Common Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.        Certain Definitions. For purpose hereof, the following terms shall have the meanings set forth herein:

1.1       “Cause” shall mean: (i) a material breach by Executive of the Employment Agreement, the Equity Agreements or any written policy of the Company; (ii) the repeated, willful, and persistent failure by Executive to reasonably and substantially perform Executive’s duties under the Employment Agreement; (iii) Executive’s willful misconduct or gross negligence which is injurious to the Company Group; or (iv) Executive’s indictment of or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude. No Cause shall exist unless the Board has provided Executive with written notice describing the particular circumstances giving rise to Cause, and has provided Executive the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If Executive so effects a cure to the satisfaction of the Board, the notice of Cause shall be deemed rescinded and of no force or effect. If, within six (6) months following Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board following a reasonable and thorough investigation by the Company that Executive’s employment could have been terminated for Cause pursuant to clauses (i), (iii) or (iv), the Board unanimously finds that the particular circumstances giving rise to Cause were or are not reasonably susceptible to cure and the Company delivers written notice to Executive describing such circumstances giving rise to Cause, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

1.2       “Closing” shall mean December 31, 2014.

1.3       “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4       “Commercial Real Estate Services” means those services of the type provided by the Company Group, including but not limited to the leasing, sales, development,

property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets.

1.5       “Company Group” shall mean, together and each individually, the Company or any of its affiliates.

1.6       “Disability” shall have the meaning ascribed to such term in the Employment Agreement.

1.7       “Employment Agreement”shall mean Executive’s employment or consulting agreement with the Company or its subsidiaries, as such may be in effect from time to time.

1.8       “Equity Agreements” shall mean this Agreement, the Shareholder Agreements and/or the Plan and any grant agreement governing equity-based awards granted to Executive by the Company.

1.9       “Good Reason” shall mean, without Executive’s written consent: (i) any material diminution in Executive’s authority or responsibilities, including Executive no longer reporting only to the Board, (ii) any material reduction in Executive’s Base Salary or Target Bonus opportunity (as such terms are defined in Executive’s Employment Agreement), (iii) a requirement by the Company that Executive relocate more than fifty (50) miles from Los Angeles, California; or (iv) a material breach by the Company of any of its other obligations contained in the Employment Agreement; provided, that Good Reason shall not occur unless Executive shall have (i) given a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and (ii) given the Company thirty (30) days therefrom to cure such fact or circumstance and the Company shall have failed to so cure (it being understood that the Company cures the fact or circumstance giving rise to Good Reason, the notice of Good Reason shall be deemed rescinded and of no force or effect).

1.10      “Initial Majority Stockholder Shares” shall mean the Common Shares held by the Majority Stockholder in connection with the Closing, and shall include any stock, securities or other property or interests received by the Majority Stockholder in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

1.11      “Liquidity Event”shall occur on the date of (i) a transaction, which when aggregated, if applicable, with any other prior transaction (whether or not related) results in the cumulative sale, transfer or other disposition of 70% of the Initial Majority Stockholder Shares and with respect to which the Majority Stockholder has received only cash; or (ii) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event.”

1.12      “Majority Stockholder”shall mean, collectively or individually as the context requires, TPG Asia VI SF Pte. Ltd, PAGAC Drone Holding I LP, and 2339532 Ontario Ltd and/or their respective Affiliates, for so long as such Person is (i) prior to an initial public offering, subject to the rights and obligations of the First Amended and Restated Agreement of Limited Partnership of DTZ Investment Holdings L.P., as such may be amended from time to time in accordance with its terms, and/or the rights and obligations of the First Amended and Restated Limited Liability Partnership Agreement of DTZ Investment Holdings GenPar LLP, as such may be amended from time to time in accordance with its terms (the “GenPar LPA”); or (ii) from and after an initial public offering, subject to any orderly market sell-down provision, or any other trading restriction, contained in the Coordination Agreement (as defined in the GenPar LPA) and provided such Person has agreed to be bound by, and adhere to, the governance arrangements of the Partnership or, if applicable, the IPO Company (each as defined in the GenPar LPA) contemplated by the Coordination Agreement.

1.13      “Net MOM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash (without double counting) received directly or indirectly by the Majority Stockholder in connection with the Liquidity Event, including all cash dividends and other distributions made directly or indirectly to the Majority Stockholder, in respect of the Initial Majority Stockholder Shares sold, transferred or otherwise disposed of on or prior to the date on which the Liquidity Event occurs, divided by (ii) the aggregate purchase price paid by the Majority Stockholder for such Initial Majority Stockholder Shares, calculated after deducting the full cost of all management equity plans at the Company or its subsidiaries.

1.14      “Nominee Agreement” shall mean the shareholder nominee agreement required by the Company to be signed by Executive in connection with his ownership of, interest in or holding of Common Shares, in such form as is reasonably acceptable to the company.

1.15      “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

1.16      “Shareholder Agreements” shall mean the Stockholders’ Agreement and the Nominee Agreement.

1.17      “Stockholders’ Agreement” shall mean the DTZ Jersey Holdings Limited Management Stockholders’ Agreement.

2.         Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to Executive the right to receive RSUs in respect of 22,337,915 Common Shares. Each RSU is the right to receive one Common Share.

3.         Rights as a Stockholder; Dividends and Other Distributions.

3.1       Executive’s right to dividends and other distributions in respect of the Common Shares underlying the RSUs will accrue and become payable on the Vesting Date with respect to the RSUs then vested and if the RSUs do not vest, such dividends or other distributions will be forfeited.

3.2       The Executive shall not have any beneficial ownership in the Common Shares underlying the RSUs until the Common Shares are delivered as provided in Section 6, at which time Executive shall have all the rights and privileges of a holder of Common Shares, subject to the Shareholder Agreements. Until the Settlement Date, the grant of RSUs shall represent an unsecured promise to deliver Common Shares on a future date.

4.         Effect of Certain Changes. In the event that (i) Executive’s employment or service relationship with the Company or its subsidiaries is terminated other than (w) by the Company without Cause, (x) by Executive for Good Reason, (y) due to either party’s decision not to renew the Employment Agreement dated as of March 6, 2015 at the end of the five (5) year term of such Employment Agreement, or (z) Executive’s death or Disability following the end of the five (5) year term of the Employment Agreement dated as of March 6, 2015, or (ii) Executive fails to comply with the terms of the Employment Agreement or the Equity Agreements or Executive’s employment is or is deemed to have been terminated for Cause, all RSUs not yet vested pursuant to Section 5 hereof shall thereupon be automatically forfeited by Executive.

5.         Vesting.

5.1       The RSUs shall only vest if at all on the occurrence of a Liquidity Event as set forth below (the “Vesting Date”), subject to Executive’s continued employment through the Vesting Date; provided, however, that if Executive’s employment is terminated (w) by the Company without Cause, (x) by Executive for Good Reason, (y) due to either party’s decision not to renew the Employment Agreement dated as of March 6, 2015 at the end of such Employment Agreement’s five (5) year term, or (z) Executive’s death or Disability following the end of the five (5) year term of the Employment Agreement dated as of March 6, 2015, the RSUs shall vest if at all in the same manner as if Executive had remained employed on the Vesting Date.

5.2       The RSUs shall vest, if at all, and solely to the extent not previously vested, on the Vesting Date as follows:

Net MOM	Aggregate % Vested of Total RSUs
at least 2.0 but less than 2.5	40%
at least 2.5 but less than 3.0	47%
at least 3.0 but less than 3.5	60%
at least 3.5 but less than 4.0	73%
at least 4.0 but less than 4.5	87%
at least 4.5	100%

6.         Settlement.

6.1       Settlement Date. With respect to those RSUs that vest pursuant to Section 5 and have not previously been settled, such RSUs shall be settled on or as soon as reasonably practicable, and in no event more than thirty (30) days, following the occurrence of a Liquidity Event (the “Settlement Date”); provided that Executive shall have complied with Executive’s obligations hereunder. On the Settlement Date, the Company shall issue to Executive or Executive’s personal representative one Common Share on the Company’s books and records, in exchange for each RSU that has vested. Once the Majority Stockholder has sold 100% of the Initial Majority Stockholder Shares for cash, any RSUs that have not become vested shall be forfeited and Executive shall cease to have any rights with respect thereto.

6.2       Conditions to Settlement. On or before the transfer of any Common Shares in settlement of vested RSUs and as a condition to Executive’s right to receive any Common Shares, Executive shall be required to agree in writing to be bound by the Shareholder Agreements to the extent he is not so bound already.

7.         Adjustment.

7.1       Increase or Decrease in Issued Common Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares, or any other increase or decrease in the number of such Common Shares effected without receipt of consideration by the Company, the Board shall make such equitable adjustments as the Board considers appropriate to prevent the enlargement or dilution of rights with respect to the number of Common Shares subject to grant under this Agreement.

7.2       Certain Mergers. In the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Common Shares receive securities of another corporation), the RSUs outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Common Shares subject to any such RSUs would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the shareholders of the Company retain their Common Shares and are not entitled to any additional or other consideration, the RSUs shall not be affected by such transaction).

7.3       Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Common Shares receive securities of another corporation and/or other property, including cash, the Board shall, in its sole discretion, (a) have the power to provide for the exchange of each RSU outstanding immediately prior to such event (whether or not then vested) for restricted equity units on some or all of the property for which the Common Shares underlying such RSUs are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board to be necessary or appropriate, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding RSUs (whether or not vested) and in full consideration of such cancellation pay to Executive an amount in cash, with respect to each underlying Common Share, equal to the value, as determined by the Board in its sole discretion of securities and/or property (including cash) received by such holders of Common Shares as a result of such event, as the Board may consider appropriate to prevent dilution or enlargement of rights; provided, however, that such cancellation and payment shall either be exempt from or comply with the requirements of Section 409A of the Code.

7.4       Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.3 hereof, the Board shall, in its discretion exercised in good faith, make such equitable adjustments in the number and kind of Common Shares or other securities subject to the RSUs outstanding on the date on which such change occurs as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.5       No Other Rights. Except as expressly provided herein, Executive shall not have any rights by reason of (i) any subdivision or consolidation of Common Shares, (ii) the payment of any dividend, or any increase or decrease in the number of Common Shares, or (iii) any dissolution, liquidation, merger or consolidation of the Company. No issuance by the Company of any Common Shares or securities convertible into Common Shares, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Common Shares subject to the RSUs.

8.         Withholding of Taxes. The Company and its subsidiaries will make such provisions for the withholding of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to Executive or alternatively to require Executive to remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy, any federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs and any payments, distributions and property transferred under this Agreement, if any; provided, that the Company shall, at the request of Executive and solely to the extent it would not be unduly burdensome on the Company or cause the Company to be in default under or breach of the terms of any financing or other arrangement or agreement to which the Company is a party or to violate applicable law, in any case as determined by the Board in good faith, permit Executive to relinquish a number of Common Shares that would otherwise have been delivered to Executive in satisfaction of tax withholding requirements described above, and Executive shall thereafter cease to have any rights with respect to such relinquished Common Shares.

9.         Restrictive Covenants.

9.1       Non-Compete; Non-Solicit. Executive agrees that he shall not, directly or indirectly, during Executive’s employment or service relationship with the Company or its subsidiaries and with respect to clause (i) for the eighteen (18) month period and with respect to clause (ii) for the twenty-four (24) month period following the termination of Executive’s employment or service relationship with the Company or its subsidiaries, (i) become an employee, director, or independent contractor, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or a consultant to, or perform any services for, any Person who derives or reasonably expects to derive, based upon a preponderance of facts and circumstances, more than 20% of its revenue from one or more Commercial Real Estate Services (a “Competing Business”), or (ii) solicit or hire or attempt to solicit or hire, as applicable, (A) any customer or supplier of the Company Group in connection with a Competing Business or to terminate or alter in a manner adverse to the

Company Group such customer’s or supplier’s relationship with the Company Group, or (B) any employee or individual who was an employee within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company Group.

9.2       Non-Disparagement. During the term of the Agreement and thereafter, Executive agrees that he will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of the Company Group, its products, services, customers or suppliers, or any of its present or former officers, directors or employees. The Company shall instruct those employees with authority to speak on the matter not to make negative, derogatory or disparaging comments regarding Executive.

9.3       Confidential Information. Executive acknowledges and agrees that all information regarding the Company Group or the activity of any member of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Confidential Information shall not mean information (i) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, (ii) which has been independently developed and disclosed by others, (iii) in Executive’s possession or known to Executive prior to his consulting for the Company and not disclosed to Executive by the Company or any affiliate of the Company (whether or not an affiliate of the Company at the time of such disclosure), including but not limited to information that is located on Executive’s rolodex (whether paper or electronic), or (iv) which has otherwise entered the public domain through lawful means. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the term of the Agreement and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of his employment or service relationship, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the

Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

9.4       Intellectual Property

(a)       If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment or service relationship with any member of the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(b)       Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(c)       Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

9.5       Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 9 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, may be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

10.        No Guarantee of Employment. Nothing set forth herein shall (i) confer upon Executive any right of continued employment or services for any period by the Company or any of its subsidiaries, (ii) entitle Executive to remuneration or benefits, or (iii) interfere with or limit in any way the right of the Company or any subsidiary to terminate Executive’s employment or service relationship with the Company or its subsidiaries.

11.        Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	DTZ Jersey Holdings Limited
Second Floor, Stirling Square
5-7 Carlton Gardens
London, SW1Y 5AD, United Kingdom
Attention: General Counsel

With a copy to:	Caroline F. Hayday
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2005

If to Executive, to the most recent address shown on the records of the Company

With a copy to:	Wendi S. Lazar
Outten & Golden LLP
3 Park Avenue, 29th Floor
New York, NY 10016
(212) 245-1000, ext. 9811

12.        Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

13.        Clawback Policies. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

14.        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

15.        Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and to the maximum extent permitted, shall be interpreted accordingly. Notwithstanding any provision herein to the contrary, the Board may, in its sole discretion, change the form and timing of any distribution or otherwise modify the terms of this Agreement in order to comply with applicable law, including, without limitation, in order to avoid adverse tax treatment to Executive under Section 409A of the Code.

16.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

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IN WTINESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and Executive has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.

DTZ JERSEY HOLDING LIMITED

/s/ Matthew Bouw
By: Matthew Bouw Title: Global Chief HR & Strategy Officer

EXECUTIVE

/s/ Brett White

Brett White